EXHIBIT 10.2
RESOLUTIONS FOR CONSIDERATION AND ACTION
BY THE MANAGEMENT DEVELOPMENT/COMPENSATION COMMITTEE OF THE BOARD
OF DIRECTORS OF ALLIED WASTE INDUSTRIES, INC.
February 15, 2008
2008 Merit Compensation Pool for Executive Officers
          WHEREAS, it has been proposed to the Committee that there be formed a pool equal to 3% of the current aggregate base salaries of Timothy R. Donovan, Edward A. Evans, Peter S. Hathaway and Donald W. Slager (“Eligible Officers”), i.e., $70,830.00, to be known as the “Merit Compensation Pool”; and
          WHEREAS, it has been proposed to the Committee that payments from the Merit Compensation Pool would be made to some or all of the Eligible Officers.
          NOW, THEREFORE, BE IT RESOLVED, that the Merit Compensation Pool is hereby formed, and
          FURTHER RESOLVED, that a Special Subcommittee, consisting of the Chairman of this Committee, James A. Quella, is hereby authorized to review, modify in its discretion, and approve recommendations with regard to the allocation of the Merit Compensation Pool; and
          FURTHER RESOLVED, that the Company’s Chief Executive Officer, John J. Zillmer, is hereby instructed to recommend to the Special Subcommittee the manner in which the Merit Compensation Pool is to be allocated among the Eligible Officers; and
          FURTHER RESOLVED, that the allocations under the Merit Compensation Pool as approved by the Special Subcommittee be paid, in lump sums, on the Company’s first regular payroll date in January 2009, provided that the executive is still employed by the Company on December 31, 2008; and
          FURTHER RESOLVED, that the appropriate officers of the Company are hereby authorized to sign such documents, and to take such other actions, as they, in their sole discretion, deem necessary, appropriate, or convenient to effect the intent of these resolutions.